AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING BANCSHARES, INC.,

AND

BOTH, INC.

DATED AS OF JULY 25, 2006

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Attachments:

Annex A. Agreement and Irrevocable Proxy.

Annex B. Form of Noncompete Agreement.

Annex C. Form of Affiliate Letter.

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Annex D. Form of Release Agreement.

Annex E Form of Company Release Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 25, 2006, is by and between STERLING BANCSHARES, INC. (“Sterling”), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and BOTH, INC., a Texas corporation and a registered bank holding company under the BHCA (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of the Company with and into Sterling, or by such other means as provided for herein (the “Merger”); and

WHEREAS, pursuant to the Merger, and upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of Company Common Stock (other than the Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) will be converted into the right to receive cash and shares of Sterling Common Stock; and

WHEREAS, (i) the respective Boards of Directors of Sterling and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) the Board of Directors of the Company has unanimously (a) determined, based upon such factors as it considers material, that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the shareholders of the Company and (b) resolved to recommend to the shareholders of the Company that they vote in favor of adoption of this Agreement; and

WHEREAS, to induce Sterling to enter into this Agreement (i) the Company Specified Shareholders have agreed, concurrently with the execution of this Agreement, to execute and deliver to Sterling an Agreement and Irrevocable Proxy in the form set forth as Annex A to this Agreement, and (ii) the Key Company Officials have agreed, concurrently with the execution of this Agreement, to execute and deliver their respective Noncompete Agreements to Sterling; and

WHEREAS, after the Merger, Sterling intends to effect the merger (the “Bank Merger”) of Bank of the Hills, National Association, a wholly owned subsidiary of the Company (the “Bank”), with and into Sterling Bank, a wholly owned subsidiary of Sterling Bancorporation, Inc. and an indirect wholly owned subsidiary of Sterling (“Sterling Bank”), with Sterling Bank as the surviving bank; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization, pursuant to Section 368 of the Code; and

WHEREAS, Sterling and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 8.13.

“Acquisition Transaction” shall have the meaning set forth in Section 8.13.

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Letter” shall have the meaning set forth in Section 8.8.

“Agreement” shall have the meaning set forth in the introduction hereto.

“Aggregate Merger Consideration” shall mean the result of $72,500,000 minus the amount of any adjustment pursuant to Section 3.3 hereof.

“Approvals” shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

“Authorizations” shall have the meaning set forth in Section 5.1.

“Average Closing Price” shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten (10) consecutive trading days in which such shares are quoted on the Nasdaq ending on the trading day immediately prior to the Determination Date.

“BHCA” shall have the meaning set forth in the introduction to this Agreement.

“Bank” shall have the meaning set forth in the recitals to this Agreement.

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Cash Election Shares” shall have the meaning set forth in Section 3.2(e).

“Cash Numerator” shall have the meaning set forth in Section 3.2(b).

“Certificates” shall have the meaning set forth in Section 4.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commissioner” shall mean the Texas Banking Commissioner.

“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Company Benefit Plans” shall have the meaning set forth in Section 5.12.

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Memorandum” shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 5.5.

“Company Indebtedness” shall mean all liabilities, indebtedness or obligations of the Company, and its Subsidiaries, on a consolidated basis (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company’s balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP; provided that the term shall not include deposits of the Bank.

“Company Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Company Options” shall have the meaning set forth in Section 3.4(a).

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 5.31.

“Company Shares Number” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issuable upon the exercise of any options, warrants, debentures, or other securities which are in effect or outstanding prior to the Effective Time entitling the holder thereof to purchase or acquire shares of the Company Common Stock).

“Company Specified Shareholders” shall mean Thomas E. Daniels, Harold R. Wilson, Tom Gould, Gerald D. Griffin, R. Nowlin McBryde, Thomas J. Moore, III, Kittredge Werlein, and Deborah A. Tuftee.

“Company Stock Plan” shall have the meaning set forth in Section 5.12.

“Condition” shall have the meaning set forth in Section 5.1.

“Determination Date” shall mean fifth trading day preceding the anticipated Closing Date.

“Dissenting Share” shall have the meaning set forth in Section 3.1.

“Election” shall have the meaning set forth in Section 3.2(e).

“Election Deadline” shall have the meaning set forth in Section 3.2(e).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee” shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

“Equity Capital” shall mean the sum of the capital stock, capital surplus and retained earnings of the Company on a consolidated basis, excluding unrecognized securities gains or losses. Except as specifically provided herein, Equity Capital shall be determined pursuant to GAAP. It is specifically provided that the following payments and expenses shall not be deducted in calculating Equity Capital for purposes of Section 3.3(a): (i) legal fees and expenses, (ii) accounting fees, (iii) fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, and (iv) expenses related to obtaining the ongoing insurance coverage set forth in Section 8.9 hereof.

“ERISA” shall have the meaning set forth in Section 5.12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exchange Fund” shall have the meaning set forth in Section 4.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

“Final Statement” shall have the meaning set forth in Section 3.3(c).

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Hazardous Substances” shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of “pollutant,” “hazardous material,” “contaminant,” “toxic waste,” “hazardous substance,” “hazardous waste,” “solid waste,” or “regulated substance” pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

“Indemnified Party” shall have the meaning set forth in Section 8.9.

“Initial Closing Price” shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market (as reported in the Wall Street Journal or if not reported thereby, another authoritative source as chosen by Sterling) for the five (5) consecutive trading days in which such shares are quoted on the Nasdaq ending on the Starting Date.

“Key Company Officials” shall mean Tom Daniels, Harold R. Wilson, Tom Gould, Debbie Tuftee, Sam Braswell, Butch Dixon, Kyle Priour, Paul Urban, and Molly Adams.

“Law” shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

“Liens” shall have the meaning set forth in Section 5.3.

“Maximum Amount” shall have the meaning set forth in Section 8.9.

“Maximum Stock Amount” shall have the meaning set forth in Section 3.2(f).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1.

“Minimum Stock Amount” shall have the meaning set forth in Section 3.2(f).

“Nasdaq” shall mean the Nasdaq National Market of the National Association of Securities Dealers, Inc.

“No-Election Shares” shall have the meaning set forth in Section 3.2(e).

“Noncompete Agreements” shall mean the Noncompete Agreements in the form of Annex B attached hereto executed by the Key Company Officials.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

“Permitted Liens” shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company’s consolidated financial condition or consolidated results of operations.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.2(a).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.2(a).

“Person” or “person” shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Proxy Statement” shall have the meaning set forth in Section 5.31.

“Registration Statement” shall have the meaning set forth in Section 8.2(a).

“Regulatory Agreement” shall have the meaning set forth in Section 5.11.

“Regulatory Authorities” shall have the meaning set forth in Section 5.11.

“Regulatory Reporting Document” shall have the meaning set forth in Section 5.5.

“Remedies Exception” shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

“Reports” shall have the meaning set forth in Section 5.17.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Starting Date” shall mean the date of this Agreement.

“Sterling” shall have the meaning set forth in the introduction to this Agreement.

“Sterling Bank” shall have the meaning set forth in the recitals to this Agreement.

“Sterling Common Stock” shall mean the common stock, par value $1.00 per share of Sterling.

“Sterling Financial Statements” shall have the meaning set forth in Section 6.4.

“Sterling Material Adverse Effect” shall have the meaning set forth Section 6.1.

“Sterling SEC Reports” shall have the meaning set forth in Section 6.5.

“Stock Numerator” shall have the meaning set forth in Section 3.2(b).

“Subsidiary” shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Superior Proposal” shall have the meaning set forth in Section 10.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto whether disputed or not.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

“TBCA” shall mean the Texas Business Corporation Act, as amended.

“Termination Fee” shall have the meaning set forth in Section 8.14.

“Total Consideration” shall mean the sum of (i) the product of (1) the Average Closing Price and (2) the number of shares of Sterling Common Stock actually issued to the holders of Company Common Stock in the Merger plus the number of shares of Sterling Common Stock that would have been issued to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time, (ii) the amount of cash actually issued to holders of Company Common Stock in the Merger pursuant to Sections 3.2(a), (c) or (d) plus the amount of cash that would have been paid to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time, and (iii) the amount of cash actually issued to holders of Company Common Stock in the Merger in lieu of fractional shares of Sterling Common Stock plus the amount of cash in lieu of fractional shares that would have been paid to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time.

“TRUPs” shall mean the outstanding trust preferred securities issued by BOTH Capital Trust I.

ARTICLE II

THE MERGER AND RELATED TRANSACTIONS

Section 2.1 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time, the Company shall be merged with and into Sterling. As a result of the Merger, the separate existence of the Company shall thereupon cease, and Sterling shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) The articles of incorporation of Sterling as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

(c) The bylaws of Sterling as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

(d) The directors of Sterling immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of Sterling immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

(e) The Merger shall have the effects set forth in the TBCA.

Section 2.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Locke Liddell & Sapp LLP in Houston, Texas on the date (the “Closing Date”) that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

Section 2.3 Effective Time.

On the Business Day selected by Sterling occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles and certificates of merger shall be executed and filed in accordance with the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles and certificates of merger. The time of such filing or such later effective time is herein called the “Effective Time.”

Section 2.4 Reservation of Right to Revise Transaction; Further Actions.

(a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies the Company in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of the Company by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of Company Common Stock as provided for in this Agreement, (ii) take the form of an asset purchase, (iii) adversely affect the tax treatment to the Company or the Company shareholders as a result of receiving the Merger Consideration, (iv) adversely affect the timing of the Closing of the Merger, or (v) place additional obligations, warranties or conditions on the Company.

(b) In addition, the parties hereto agree that if Sterling so determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of the Company by Sterling, including, without limitation, entering into agreements to facilitate the Bank Merger.

Section 2.5 Tax-Free Reorganization.

The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration.

(a) Subject to the terms and conditions of this Agreement, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) shall be converted into and become the right to receive cash and/or shares of Sterling Common Stock as set forth in this Article III which, together with the consideration provided for in Section 4.5 hereinbelow with respect to fractional shares, is referred to herein as the “Merger Consideration.”

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Each of the shares of Sterling Common Stock issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation.

(d) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with Section 4.5 hereof. No such holder will be entitled to dividends, voting rights or other rights as a shareholder in respect of any fractional share.

(e) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive the Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefore. The Company shall give Sterling (i) prompt notice of any written objections to the

Merger submitted to the Company in accordance with Article 5.12, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.2 Determination of Merger Consideration.

(a) Subject to the terms and conditions of this Agreement including the other provisions of this Section 3.2 and of Section 3.3 hereof, the aggregate consideration payable by Sterling in exchange for the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b) is as follows: (i) the total amount of the Merger Consideration for all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be $72,500,000, (ii) the number of shares of Sterling Common Stock into which each share of Company Common Stock shall be converted shall be the quotient of the Stock Numerator divided by the Average Closing Price and further divided by the Company Shares Number (the “Per Share Stock Consideration”); and (iii) the amount in cash into which each share of Company Common Stock shall be converted shall be equal to the quotient of the Cash Numerator divided by the Company Shares Number (the “Per Share Cash Consideration”).

(b) For purposes of Section 3.2(a), “Stock Numerator” shall mean an amount equal to the number of shares of Company Common Stock elected by the holders thereof pursuant to subsection (e)(i) below to be Stock Election Shares (as defined below) divided by the Company Shares Number times $72,500,000, provided that such amount shall be adjusted pursuant to subsection (f) below such that the Stock Numerator shall not be less than $36,975,000 nor more than $50,750,000. For purposes of Section 3.2(a), the “Cash Numerator” shall mean an amount expressed in dollars equal to $72,500,000 minus the Stock Numerator.

(c) For purposes of Section 3.2(a) (i) if the Average Closing Price is greater than 1.1 times the Initial Closing Price, then the Average Closing Price shall be deemed to be 1.1 times the Initial Closing Price, and (ii) if the Average Closing Price is less than .90 times the Initial Stock Price, then the Average Closing Price shall be deemed to be .90 times the Initial Closing Price.

(d) In no event shall the aggregate Per Share Stock Consideration plus the aggregate Per Share Cash Consideration exceed the Aggregate Merger Consideration.

(e) Each holder of Company Common Stock will have the following options in connection with the exchange of their shares of Company Common Stock, which options shall in each case be subject to the provisions of subsection (f) below:

(i) At the option of the holder, the holder may elect to receive the Per Share Stock Consideration for each of the shares of Company Common Stock (“Stock Election Shares”) held by such record holder; or

(ii) At the option of the holder, the holder may elect to receive the Per Share Cash Consideration for each of the shares of Company Common Stock (“Cash Election Shares”) held by such record holder; or

(iii) At the option of the holder, the holder may elect to receive a combination of cash and shares of Sterling Common Stock in exchange for each of the shares of Company Common Stock held by such record holder as converted in accordance with Section 3.2(a) in the proportions and with respect to the shares of Company Common Stock specified by the holder thereof.

(iv) At the option of the holder, the holder may make no election for all of the Company Common Stock (“No-Election Shares”) held by such holder. If no election is made by the holder by 5:00 p.m. Houston, Texas time on the Business Day immediately preceding the Company’s Shareholders’ Meeting (the “Election Deadline”), all of such holder’s Company Common Stock will be converted into the right to receive the Per Share Stock Consideration, the Per Share Cash Consideration or any combination thereof as determined by Sterling.

(v) All such elections (each, an “Election”) shall be made on an election form (“Election Form”) designed for that purpose and mutually agreed upon by the Company and Sterling and provided to holders of record of Company Common Stock as part of the Proxy Statement for the Company Shareholders’ Meeting. Any Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to a properly completed Election Form (excluding any Dissenters’ Shares) will be deemed No-Election Shares. All Dissenters’ Shares will be deemed Cash Election Shares. Each holder of Company Common Stock may at any time prior to the Election Deadline revoke his Election and either (A) submit a new Election Form in accordance with the procedures of this Section or (B) withdraw the Election Form by providing written notice that is received by Sterling by 5:00 p.m., Houston, Texas time, on the Business Day immediately preceding the Election Deadline.

(f) Notwithstanding any other provision of this Agreement, if the aggregate value of the shares of Sterling Common Stock that would be issued pursuant to the Merger, valued at the Average Closing Price, is less than fifty-one percent (51%) or more than seventy percent (70%) of the Total Consideration as defined in Section 1.1, Sterling shall be authorized to reallocate the Per Share Cash Consideration and the number of shares of Sterling Common Stock into which each share of Company Common Stock will be converted in the Merger, in a manner such that the number of shares of Sterling Common Stock to be issued in the Merger shall be approximately equal to the Minimum Stock Amount or the Maximum Stock Amount, as appropriate, as herein defined, provided, however, that such reallocation shall not (i) affect the Aggregate Merger Consideration payable with respect to the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenting

Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) or (ii) reduce the aggregate consideration due for each share of the Company Common Stock pursuant to Section 3.2(a) (other than as provided by Section 3.3). For purposes of this Agreement, the term “Minimum Stock Amount” shall mean the lowest whole number of shares of Sterling Common Stock, which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to fifty-one percent (51%) of the Total Consideration. For purposes of this Agreement, the term “Maximum Stock Amount” shall mean the highest whole number of shares of Sterling Common Stock, which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to seventy percent (70%) of the Total Consideration.

(g) The ratio of the number of shares of Sterling Common Stock to be exchanged for each share, respectively, and the share figures and share prices set forth in subsections (a) and (b), above shall be adjusted appropriately to reflect any stock dividend reclassification, split-up, combination, exchange of shares or similar transaction with respect to Sterling Common Stock between the Starting Date and the Determination Date and the maximum and minimum Stock Numerators set forth in Section 3.2(b) shall be adjusted appropriately to reflect any adjustment pursuant to Section 3.3 hereof.

Section 3.3 Additional Adjustment to Merger Consideration.

(a) In the event that as of and for the Business Day immediately preceding the Closing Date, the Company’s Equity Capital is less than $24,500,000, then the Merger Consideration will be reduced by an amount equal to $24,500,000 minus the amount of the Company’s Equity Capital as of the Business Day immediately preceding the Closing Date.

(b) Prior to the Business Day immediately preceding the Closing Date the Company shall deliver to Sterling a preliminary statement of the calculation of Equity Capital.

(c) In addition to the capital contribution contemplated by Section 9.3(a), prior to the Closing Date, the holders of shares of Company Common Stock may (but shall not be required to) make such capital contributions to the Company such that the Actual Equity Capital of the Company shall be $24,500,000 in lieu of incurring an adjustment to the Merger Consideration pursuant to subsection (a) above.

Section 3.4 Company Stock Options.

(a) Prior to the Closing Date, the Company shall (i) cause each unexpired and unexercised option of the Company (“Company Options”) to either be (a) exercised and fully paid at the exercise prices set forth in Section 3.4 of the Company Disclosure Memorandum and converted into shares of Company Common Stock, or (b) terminated, and (ii) cause the Company’s 1998 Stock Option Plan and 2005 Stock Option Plan to be terminated. The Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash. A list of the Company Options is set forth in Section 5.2 of the Company Disclosure Memorandum.

(b) The Company shall take all actions necessary or reasonably requested by Sterling to ensure that following the Effective Time, no holder of any Company Option will have any right thereunder to acquire any equity securities of the Company, Sterling or any of their respective Subsidiaries or any right to payment in respect of any such securities of the Company except for payment of the Merger Consideration with respect to the shares of Company Common Stock into which such Company Options are converted prior to the Effective Time.

ARTICLE IV

EXCHANGE OF SHARES

Section 4.1 Exchange Agent.

As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, (i) certificates representing the shares of Sterling Common Stock and (ii) cash, each in a number or an amount sufficient to make all payments of the Merger Consideration pursuant to Article III. Such shares of Sterling Common Stock and cash, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, is hereinafter referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions from Sterling, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 4.2 Exchange Procedures.

Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”), other than shares canceled in accordance with Section 3.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefore (in each case subject to the elections, allocations and reallocations provided for in Section 3.2 hereof) (i) shares of Sterling Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.2, (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 3.2, and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of Article III other than Section 3.2, including cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to the provisions of Article III or this Section 4.2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more certificates of Sterling Common Stock evidencing, in the aggregate, the proper number of shares of Sterling Common Stock pursuant to Section 3.2, a check in the proper amount of the cash portion of the Merger Consideration pursuant to Section 3.2 and a check in the proper amount of cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, may be issued to a transferee if the Certificate(s) representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as provided in Article III and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.1(d) and Section 4.5. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an “affiliate” of Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.8.

Section 4.3 Voting and Dividends.

Former shareholders of record of the Company who are to receive shares of Sterling Common Stock pursuant to Section 3.2 shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing Company Common Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of the Company Common Stock (other than shares to be canceled pursuant to Section 3.1) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, as set forth in this Agreement. Former shareholders of record of the Company who are to receive shares of Sterling Common Stock pursuant to Section 3.2 shall be entitled to any dividends paid to holders of record of Sterling Common Stock after the Effective Time, provided that no dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Certificate for exchange as provided in Section 4.2, promptly after which time all such dividends or distributions shall be paid (without interest).

Section 4.4 No Further Ownership Rights in Company Common Stock.

All shares of Sterling Common Stock and/or cash issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Section 3.1(d) and Section 4.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

Section 4.5 No Fractional Shares.

No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for Company Common Stock pursuant to this Article IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such Company Common Stock for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the product of (i) such fractional part of a share of Sterling Common Stock multiplied by (ii) the Average Closing Price.

Section 4.6 Termination of Exchange Fund.

Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Sterling upon demand, and any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

Section 4.7 Escheat of Exchange Fund.

None of Sterling, the Company, or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.8 Lost Certificates.

If any Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Sterling or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Sterling as follows:

Section 5.1 Organization, Standing and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business and properties (the “Condition”) of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a “Company Material Adverse Effect”). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, “Authorizations”) necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

Section 5.2 Company Common Stock.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $1.00 per share. As of the date hereof, (i) 465,300 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 97,950 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company’s 1998 Stock Option Plan and 2005 Stock Option Plan, and (iv) 10,000 shares of

Company Common Stock subject to warrants issued outside of any plan. All of the issued and outstanding shares of Company Common Stock are, and all shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options will be, when issued, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been, nor will any shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options be issued, in violation of any preemptive rights or any provision of the Company’s Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in Section 5.2 of the Company Disclosure Memorandum.

(b) Except as set forth in Section 5.2(a) above or Section 5.2 of the Company Disclosure Memorandum, there are no (i) equity securities of the Company outstanding, (ii) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company. Except as set forth in Section 5.2 of the Company Disclosure Memorandum, there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

(c) Except as set forth in Section 5.2(a) above or in the Company Disclosure Memorandum, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

(d) Except for the proxies evidenced by the Agreements and Irrevocable Proxies executed by the Company Specified Shareholders and as set forth in Section 5.2 of the Company Disclosure Memorandum, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements, arrangements or commitments of any kind or character pursuant to which any Person is or may be entitled to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries. Neither this Agreement nor the transactions contemplated hereby require any action pursuant to that certain Bank of the Hills, National Association Stock Restriction Agreement dated March 20, 1998, and any successor thereto.

(e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and applicable banking laws and regulations and all dividends and distributions declared prior to the date hereof have been fully paid.

Section 5.3 Subsidiaries.

Section 5.3 of the Company Disclosure Memorandum contains a complete list of the Company’s Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and, except as provided in the National Bank Act, nonassessable and are owned by the Company free and clear of any claim, lien, pledge or encumbrance of whatsoever kind (“Liens”). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of each of its Subsidiaries’ certificates or articles of incorporation and bylaws, or equivalent organizational documents, as amended or restated to the date hereof. Such certificates or articles or incorporation and bylaws, as amended, and equivalent organizational documents of Subsidiary are in full force and effect. None of the Subsidiaries is in violation of any provision of its certificate or articles of incorporation or bylaws or equivalent organizational documents. Except for the capital stock of its Subsidiaries and as set forth in Section 5.3 of the Company Disclosure Memorandum, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 5.4 Authorization of Merger and Related Transactions.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the shareholders of the Company to the extent required by applicable law. The only shareholder approval required for the approval of the Merger is the approval of a two-thirds of the outstanding shares of Company Common Stock. This Agreement, subject to any requisite shareholder approval hereof with respect to the

Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

(b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company or the comparable documents of any of its Subsidiaries, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

(c) Other than (i) the consents, authorizations, approvals or exemptions required from (A) the Commissioner, the OCC, the FDIC, the Federal Reserve Board or other applicable governmental authority, and (B) any Persons described in Section 5.4 of the Company Disclosure Memorandum, and (ii) the filing of articles and certificates of merger in accordance with the TBCA and the TBOC, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or any other Person is necessary for the consummation by the Company of the Merger, the resulting change of control of its Subsidiaries, and the other transactions contemplated by this Agreement.

Section 5.5 Financial Statements and Regulatory Reports.

(a) The Company (i) has delivered to Sterling copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the periods ended December 31, 2005 and December 31, 2004, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the three (3) months ended March 31, 2006 (the “Company Financial Statements”), and (ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 2001 (each a “Regulatory Reporting Document”), which are all the material documents that the Company or any of its Subsidiaries was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

(b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the three (3) months ended March 31, 2006 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither Fisher, Herbst & Kemble, P.C., nor any other firm of independent certified public accountants has prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company’s internal controls, accounting practices or financial conditions since January 1, 2001.

(c) Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Company Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements. The Company will provide Sterling with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Sterling with the Reports of Condition and Statements of Income (“Call Reports”) of its Subsidiaries for all periods ending after) March 31, 2006. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

Section 5.6 Absence of Undisclosed Liabilities.

Except as set forth in Section 5.6 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $50,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2006, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after March 31, 2006, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since March 31, 2006, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

Section 5.7 Tax Matters.

Except as set forth in Section 5.7 of the Company Disclosure Memorandum:

(a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company and its Subsidiaries for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for in accordance with GAAP on the March 31, 2006 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither the Company nor any Subsidiary is involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including March 31, 2006, has been made, in accordance with GAAP, and is reflected on the March 31, 2006 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP. None of the assets or properties of the Company or any of its Subsidiaries is subject to any Tax lien, other than such liens for Taxes.

(e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

(f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible (i) under Section 280G of the Code, or (ii) under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) Neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in

Section 897(c)(1)(A)(ii) of the Code; no debt of the Company or any of its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; neither the Company or any of its Subsidiaries has entered into any “reportable transaction “ as defined in the Treasury Regulations; and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

Section 5.8 Allowance for Credit Losses

Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, and as of March 31, 2006 and included in the Company Financial Statements, complies in all material respects with GAAP. The reserves for possible loan losses shown on the March 31, 2006 Call Reports comply, and all subsequent Call Reports to be filed with a Regulatory Agency for the Bank will comply in all material respects with GAAP.

Section 5.9 Other Regulatory Matters.

Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

Section 5.10 Properties.

Except as set forth in Section 5.10 of the Company’s Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practices since the date of the Financial

Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company’s and its Subsidiaries’ equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

Section 5.11 Compliance with Laws.

Except as set forth in Section 5.11 of the Company Disclosure Memorandum:

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

(b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the FDIC, the OCC, the Commissioner, the SEC and the staffs thereof (collectively, the “Regulatory Authorities”) (i) asserting that since January 1, 2001, the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a “Regulatory Agreement”). Neither the Company nor any Subsidiary has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

(c) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

(d) Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

Section 5.12 Employee Benefit Plans.

Except as set forth in Section 5.12 of the Company Disclosure Memorandum:

(a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans, programs or arrangements, or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a “Company Stock Plan.” No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Memorandum (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Stock Plans and (iii) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Benefit Plans.

(b) From their inception, all Company Benefit Plans have been and are in compliance in all material respects with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans.

(c) All required contributions and premiums payable by the Company or any of its Subsidiaries under any Company Benefit Plan have been made or are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other retiree welfare benefits under any Company Benefit Plan or otherwise other than as required by COBRA or other applicable law. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

(e) Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, no amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

(f) Neither the Company, any Subsidiary, nor, to the knowledge of the Company, any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

(g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company’s knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company’s knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA.

(h) There are no violations, defaults or breaches under any Company Benefit Plan which could subject the Company, any of its Subsidiaries, Sterling, the Company Benefit Plan or any fiduciary thereunder, to Taxes, penalties or liabilities.

(i) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company or any Subsidiary, any disputes or litigation threatened with respect to any such plans.

Section 5.13 Commitments and Contracts.

Except as set forth in Section 5.13 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

(a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person’s capacity as a consultant (other than those which either (i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company or (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof (without giving effect to extensions or renewals of the existing term thereof) which payments may be made at the election or with the consent or concurrence of the Company;

(b) any labor contract or agreement with any labor union;

(c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

(d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

(e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company or any Subsidiary for an amount in excess of $15,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include (i) loans made by, repurchase agreements made by, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company and any of its Subsidiaries, and (ii) any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day’s or less prior written notice;

(f) any contract requiring the payment of any penalty, termination or other additional amounts as “change of control” payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a “change of control” or otherwise as a result of the transactions contemplated by this Agreement;

(g) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches;

(h) any outstanding interest rate exchange or other derivative contracts; or

(i) any buy back, recourse or guaranty obligation with respect to participation loans sold by the Company or any Subsidiary which create contingent or direct liabilities of the Company or any of its Subsidiaries.

Section 5.14 Material Contract Defaults.

Except as set forth in Section 5.14 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in any material respect, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 5.15 Legal Proceedings.

Except as set forth in Section 5.15 of the Company Disclosure Memorandum, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company’s management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $25,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 5.16 Absence of Certain Changes or Events.

(a) Since January 1, 2001, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 2001 and prior to the date hereof or (ii) as set forth in Section 5.16 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has (a) incurred any liability which has had a Company Material Adverse Effect, (b) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or (d) changed any accounting practices.

(b) Except as set forth in Section 5.16 of the Company Disclosure Memorandum, since December 31, 2005, neither the Company nor any of its Subsidiaries has:

(i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent banking practices;

(ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent banking practices;

(iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent banking practices;

(iv) except in the ordinary course of business consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

(v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

(vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

(vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such Person);

(viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

(ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 5.16(b) in the future so that any such representation would not be true in all material respects as of the Closing.

Section 5.17 Reports.

Since January 1, 2001, the Company and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively “Reports”), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 2001, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

Section 5.18 Insurance.

The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company’s management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in Section 5.18 of the Company Disclosure Memorandum and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose. Except as set forth in Section 5.18 of the Company Disclosure Memorandum, there have been no claims under such fidelity bonds within the last four calendar years and neither the Company nor its Subsidiaries have knowledge of any facts which would form the basis of a claim under such bonds.

Section 5.19 Labor.

No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company’s management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company’s management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company’s management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

Section 5.20 Material Interests of Certain Persons.

Except as set forth in Section 5.20 of the Company Disclosure Memorandum, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 5.21 Registration Obligations.

Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

Section 5.22 Brokers and Finders; Financial Advisors.

Except as set forth in Section 5.22 of the Company Disclosure Memorandum (which shall identify the broker, finder or other Person and amount of compensation payable), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, no other broker, finder or other Person has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no other amount is payable based upon the consummation of the transaction contemplated by this Agreement. As of the date hereof, the Company has received a written opinion of FinSer, issued to the Company to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

Section 5.23 State Takeover Laws.

The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

Section 5.24 Environmental Matters.

Except as set forth in Section 5.24 of the Company Disclosure Memorandum:

(a) The Company, its Subsidiaries and any Property (as herein defined) owned or operated by any of them have been and are in compliance in all material respects with all applicable Environmental Laws. There is no present event, condition or circumstance, or to the knowledge of the Company or any Subsidiary, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company or its Subsidiaries in any manner now conducted relating to such entities’ compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

(b) The Company, its Subsidiaries and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company or any Subsidiary, potential or threatened claim or proceeding pursuant to any Environmental Law and neither the Company nor any Subsidiary have received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

(c) There is no Controlled Property (as herein defined) for which the Company or any Subsidiary is or was required to obtain any permit, license or authorization under any Environmental Law.

(d) Neither the Company nor any Subsidiary has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest and no Hazardous Substances have been released from any Property that constitutes a violation of Environmental Laws.

(e) There are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

(f) There is no asbestos containing material (“ACM”) present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

(g) There are no obligations, undertakings or liabilities arising out of or related to any Environmental Law which the Company or any Company Subsidiary has agreed to, assumed, or retained, by contract or otherwise.

(h) For purposes of this Section 5.24, “Property” includes (i) any property (whether real or personal) which the Company or any of its Subsidiaries currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a “Controlled Property”) and (ii) property now held as security for a loan or other indebtedness by the Company or any of its Subsidiaries or property currently proposed as security for loans or other credit the Company or any of its Subsidiaries is currently evaluating to extend or has committed to extend (“Collateral Property”). With respect to any Collateral Property, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries. With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any of its Subsidiaries, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries.

Section 5.25 Loans.

Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the Remedies Exception; provided, however, that no representation or warranty is made as to the collectibility of, or the sufficiency of the collateral securing, such loans. The Company’s Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed in Section 5.25 of the Company Disclosure Memorandum, there are no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

Section 5.26 Fiduciary Responsibilities.

The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 5.27 Patents, Trademarks and Copyrights.

(a) Except as set forth in Section 5.27 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company or its Subsidiaries. The Company and/or its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 5.27 of the Company Disclosure Memorandum.

(b) The Company and/or its Subsidiaries own all right, title and interest in and to, or hold valid licenses or sub-licenses to use, all of the computer software used by the Company and/or its Subsidiaries in their respective operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company and/or its Subsidiaries from others). No computer software owned by the Company or its Subsidiaries was developed by the Company or the respective Subsidiary entirely through its own efforts and for its own account. The use by the Company and/or its Subsidiaries of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

(c) No director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company or any Subsidiary as now conducted.

Section 5.28 Company Action.

The Company Board, at a meeting duly called and held on July 10, 2006, unanimously (i) determined, based upon such factors as the Company Board deemed appropriate, that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger in accordance with the TBCA, (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company’s shareholders and (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval.

Section 5.29 Dissenting Shareholders.

The directors and senior officers of the Company and its Subsidiaries have no knowledge of any plan or intention on the part of any Company shareholder to exercise any appraisal rights under the TBCA or otherwise make written demand for payment of the fair value of any Company Common Stock in the manner provided in the TBCA.

Section 5.30 Company Indebtedness.

Except as set forth in Section 5.30 of the Company Disclosure Memorandum, the Company has no Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the “Company Loan Documents”) related to all Company Indebtedness and any indebtedness of the Bank and the Company’s other Subsidiaries, other than deposits, and made available to Sterling all material correspondence concerning the status of such indebtedness.

Section 5.31 Statements True and Correct.

The proxy statement to be used by the Company to solicit any required approval of its shareholders as contemplated by this Agreement (the “Proxy Statement”) and any registration statement or other document filed with the SEC with respect to any information provided to

Sterling by the Company or its Subsidiaries will not (i) when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or (ii) at the time of the meeting of the shareholders of the Company to be held pursuant to Section 8.3 of this Agreement, including any adjournments thereof (the “Company Shareholders’ Meeting”), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders’ Meeting. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable law. The information which is deemed to be set forth in the Company Disclosure Memorandum by the Company for the purposes of this Agreement is true and accurate in all material respects.

Section 5.32 Representations Not Misleading.

No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Sterling by the Company or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling represents and warrants to the Company as follows:

Section 6.1 Organization, Standing and Authority.

(a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling to consummate the transactions contemplated hereby (a “Sterling Material Adverse Effect”). Sterling has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business, and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

Section 6.2 Sterling Capital Stock.

(a) The authorized capital stock of Sterling consists of 100,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of March 31, 2006, there were outstanding approximately 45,695,269 shares of Sterling Common Stock and no other shares of capital stock of any class.

(b) At the Effective Time, the shares of Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

Section 6.3 Authorization of Merger and Related Transactions.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sterling, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of Sterling, enforceable against Sterling in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

(b) Neither the execution and delivery of this Agreement by Sterling, the consummation by Sterling of the transactions contemplated hereby nor compliance by Sterling with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling’s Articles of Incorporation or bylaws, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its properties or assets.

Section 6.4 Financial Statements.

Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 2005 and December 31, 2004, and its unaudited consolidated balance sheet at March 31, 2006, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 2005 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2006, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sterling Financial

Statements”). The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, are complete and accurate in all material respects and, have been maintained in accordance with good business practices, and (b) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders’ equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

Section 6.5 Sterling SEC Reports.

Since January 1, 2002, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the “Sterling SEC Reports”). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

Section 6.6 Regulatory Matters.

Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

Section 6.7 Legal Proceedings.

There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling’s management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement or to result in a Sterling Material Adverse Effect. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 6.8 Compliance with Laws.

Each of Sterling and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

Section 6.9 Sterling Benefit Plans.

For purposes of this Section 6.9, the term “Sterling Plan” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Sterling contributes, sponsors, or otherwise has any obligations. No Sterling Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Sterling Plan has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code. All contributions, premium payments and other payments required to be made in connection with the Sterling Plans as of the date of this Agreement have been made or adequate provisions have been made for the payment thereof.

Section 6.10 Tax Matters.

Sterling and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. Neither Sterling nor any of its Subsidiaries has executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Sterling nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Sterling or any of its Subsidiaries.

Section 6.11 Representations Not Misleading.

No representation or warranty by Sterling in this Agreement, nor any statement, summary, exhibit or schedule furnished to the Company by Sterling or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 6.12 Statements True and Correct.

None of the information supplied or to be supplied by Sterling for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.13 Brokers and Finders.

Neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 6.14 Merger Consideration.

Sterling has sufficient cash available to fund the cash portion of the Merger Consideration.

ARTICLE VII

CONDUCT OF THE COMPANY’S BUSINESS

Section 7.1 Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

(i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent banking practices;

(ii) preserve intact the Company’s and each of its Subsidiaries’ corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

(iii) comply with all material contractual obligations applicable to business operations of the Company and/or its Subsidiaries;

(iv) maintain all of its properties and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 5.18 or obtain comparable insurance coverages from reputable insurers, which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and its Subsidiaries and consistent with the existing insurance coverages;

(v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement, (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company and its Subsidiaries not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

(vi) timely file all Reports required to be so filed by the Company or any of its Subsidiaries with any Regulatory Authority and to the extent permitted by applicable law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

(vii) comply in all material respects with all applicable laws and regulations, domestic and foreign;

(viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

(ix) promptly give written notice to Sterling of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (c) the institution or the threat of any material litigation against the Company, or (d) any event or condition that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect; and

(x) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and Employees.

Section 7.2 Forbearances.

During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, and except as set forth in Section 7.2 of the Company Disclosure Memorandum, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling, which consent shall not be unreasonably withheld (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.2 occurring after the date hereof):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent banking practices;

(b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than distributions from the Bank to the Company, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except as permitted by Section 3.3(c) or upon exercise and conversion of Company Options, as provided in Section 3.4 and Section 8.6), or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent banking practices or pursuant to contracts or agreements in force at the date of this Agreement;

(d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $15,000 and which cannot be terminated without penalty upon 30 days’ notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days’ notice;

(f) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, except (A) in conformity with existing lending practices of the Company in amounts not to exceed $1,000,000 to any individual borrower, (B) loans or advances as to which the Company or any Subsidiary has a legally binding obligation to make such loan or advances as of the date hereof, (C) loans fully secured by a certificate of deposit at the Bank, and (D) consumer loans in amounts less than $100,000; provided, however, that the Company and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as “no documentation loans,” or (ii) loans, advances or commitments to directors, officers or other affiliated parties of the Company or any of its subsidiaries;

(g) except as required by law, modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees (including, without limitation, entering into any commitment to pay any “stay bonuses” or similar benefits not permitted by this Agreement) or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation, provided, that the Company may pay in December 2006 bonuses accrued in accordance with the Company’s historical practices;

(h) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

(i) amend its Articles of Incorporation or its bylaws;

(j) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

(k) make any capital expenditures of more than $15,000 individually or $50,000 in the aggregate;

(l) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

(m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(n) change any methods or policies of accounting from those used in the Company Financial Statements, except as may be required by GAAP or any Regulatory Authority;

(o) take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto);

(p) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(q) make any material changes to its securities portfolio, the weighted averages of its certificate of deposit portfolio, or materially deviate from its policies and practices regarding the establishment of its allowance for credit losses; or

(r) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (q) of this Section 7.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information.

(a) During the period from the date of this Agreement through the Effective Time:

(i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling’s on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits; and

(ii) Sterling shall upon reasonable notice make copies of the Sterling SEC Reports and other information reasonably related to Sterling’s operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

(b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries and Sterling shall provide the Company promptly with any 8-Ks filed by Sterling during this period.

(c) During the period from the date of this Agreement through the Effective Time, the Company shall provide Sterling such additional information as Sterling may request from time to time regarding the loans, credit facilities and/or collateral therefor as may be specified by Sterling. The Company shall also make available to Sterling its loan files, correspondence and other records regarding any such specified loans, credit facilities and/or collateral.

(d) Notwithstanding the foregoing provisions of this Section 8.1, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

(e) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 8.1(e), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the Company will return to Sterling or will destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

Section 8.2 Registration Statement and Proxy Statement.

(a) Within forty five (45) days after the execution of this Agreement, Sterling shall prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable documents, relating to the shares of Sterling Common Stock to be delivered to the holders of Company Common Stock pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the Company Shareholders’ Meeting. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(b) Unless otherwise required pursuant to the applicable fiduciary duties of the Company Board (as determined in good faith by the Company Board based upon the advice of its outside counsel), no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Sterling, which approval shall not be unreasonably withheld.

(c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and (ii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d) The information supplied or to be supplied by Sterling for inclusion in the Proxy Statement will not, at the time it is supplied to the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

Section 8.3 Company Shareholder’s Meeting.

The Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger. The Company shall cause the Company Shareholder’s Meeting to occur within 45 days after the Proxy Statement is completed; provided, however, that the Company Shareholder’s Meeting shall occur as soon as practicable after the Registration Statement becomes effective. Subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, the Company shall include in the Proxy Statement of the Company for use in connection with the Company Shareholders’ Meeting, the recommendation of the Company Board that the Company shareholders vote in favor of the approval and adoption of the Merger, this Agreement and the consummation of the transactions contemplated hereby. The Company agrees to use its best efforts to obtain the approval and adoption of the Merger and this Agreement by the Company shareholders. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.3 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

Section 8.4 Filing of Regulatory Approvals.

As soon as reasonably practicable but no later than 10 days after the date of this Agreement, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Bank Merger. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

Section 8.5 Press Releases.

Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the NASDAQ.

Section 8.6 Company Options.

(a) As soon as practicable after the execution of this Agreement, the Company shall notify each holder of a Company Option of the execution of this Agreement and the terms and conditions contained herein requiring the exercise of the Company Options. The Company shall cause each Company Option to either be (i) exercised into shares of Company Common Stock, or (ii) terminated prior to the Effective Time as more specifically provided in Section 3.4.

(b) With respect to any Company Options, the Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

(c) The Company shall, in accordance with the terms thereof, cause all Company Stock Plans to be terminated at and as of the Effective Time and without further action by any party.

Section 8.7 Miscellaneous Agreements and Consents.

Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement including the Merger and the Bank Merger. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

Section 8.8 Affiliates Letters.

Within ten (10) days of the execution of this Agreement, the Company shall deliver to Sterling a letter identifying all persons who are then “affiliates” of the Company for purposes of Rule 145 under the Securities Act. Within ten (10) days of any person becoming an affiliate of the Company after the Company’s delivery of the letter referred to above, the Company shall provide to Sterling an updated letter identifying all persons who are then “affiliates.” The Company shall cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement substantially in the form attached hereto as Annex C (an “Affiliate Letter”). For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such “affiliates” to sell shares of Sterling Common Stock in accordance with Rule 144 of the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 8.9 Indemnification.

(a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA, applicable federal law or regulatory authorities, and by the Company’s Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA, applicable federal law or regulatory authorities, upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

(b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company’s directors and officers, 200% of the annual premium payments on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) If Sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.9.

(d) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

(e) Sterling shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.9 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys’ fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.9 are denied by a court of competent jurisdiction by final and nonappealable order.

Section 8.10 Certain Change of Control Matters.

From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will either increase, or accelerate the payment of, any benefits otherwise payable under any Company Benefit Plan other than the acceleration of the vesting of the Company Options.

Section 8.11 Employee Benefits.

(a) At the later to occur of (i) the Effective Time or (ii) January 1, 2007, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of “eligibility service” and “vesting service” earned under the Company Benefit Plans to the extent such Company Benefit Plans were comparable to the applicable Sterling plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with “benefit service” under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective

Time, the employees and their dependents, if any, previously covered as of the Effective Time under the Company’s health insurance plan shall be covered under Sterling’s health insurance plan and, to the extent possible under the terms of Sterling’s then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling’s health insurance plan. The Company’s employees shall not be required to satisfy the deductible and employee payments required by Sterling’s comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling’s ability to amend any such plan.

(b) In the event the Effective Time occurs before January 1, 2007, the Company Benefit Plans will remain in effect with regard to the employees of the Company and its Subsidiaries, except for the Company Options and the Company Stock Plans, which shall terminate on or before the Effective Time.

Section 8.12 Certain Actions.

No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

Section 8.13 No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated June 7, 2006), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement, (iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition

Proposal is a tender offer, the Company Board may take and disclose to the Company’s shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company Board may withdraw or modify its recommendation referred to in Section 5.28, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term “Acquisition Proposal” means: (x) any proposal, inquiry or offer from any person relating to, or any agreement to engage in, any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or 10% or greater equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling of the transactions contemplated hereby or (y) any public announcement of, or written communication to the Company of, any proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. “Acquisition Transaction” means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall (a) permit the Company to terminate this Agreement or (b) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.1 sets forth the rights of the Company to terminate this Agreement.

(b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.13(a) by the Company.

Section 8.14 Termination Fee.

To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

(a) Provided that Sterling shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $2,900,000 (the “Termination Fee”), if this Agreement is terminated (i) by the Company under the provisions of Section 10.1(e), (ii) by either Sterling or the Company under the provisions of Section 10.1(f) due to the failure of the Company’s shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.1(g).

(b) Any payment required by clauses (i) and (iii) of paragraph (a) of this Section 8.14 shall become payable within two Business Days after termination of this Agreement. Any payment of the Termination Fee required by clause (ii) of paragraph (a) of this Section 8.14 shall become payable within two (2) Business Days of the Company’s entry into the definitive agreement referred to in clause (ii).

(c) The Company acknowledges that the agreements contained in this Section 8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee, as the case may be, together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

Section 8.15 Accruals.

At the request of Sterling, the Company shall, consistent with GAAP, immediately prior to the Closing establish and take such reserves and accruals as Sterling shall reasonably request to conform the Bank’s loan, accrual and reserve policies and practices to the policies of Sterling Bank, provided, however, that no such adjustment shall constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute a material adverse change or other grounds for termination of this Agreement. No adjustment shall require any prior filing with or approval from any governmental agency or regulatory authority or violate any law, rule or regulation applicable to the Company or any Subsidiary.

Section 8.16 Certain Agreements.

Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

Section 8.17 Release Agreements.

The Company shall use its best efforts, on behalf of Sterling and pursuant to the request of Sterling, to cause each Company Specified Shareholder, Key Company Official and such other Person as may be reasonably required by Sterling to execute and deliver to Sterling a written release and waiver satisfactory in form and substance to Sterling in its sole discretion and in substantially the form attached hereto as Annex D (the “Release Agreements”) prior to the Effective Time, providing for, among other things, the release of the Company, Bank, Sterling and the Surviving Corporation and their respective affiliates from any and all claims, known and unknown, that such Person has or may have against any of the foregoing through the Effective Time. The Company agrees to provide to each person executing a Release Agreement, a form of release substantially in the form of Annex E.

Section 8.18 Nasdaq Listing.

Sterling shall use its commercially reasonable efforts to have the shares of Sterling Common Stock to be issued to the holders of the Company Common Stock in the Merger included for quotation on the Nasdaq prior to the Effective Time.

Section 8.19 Post-Closing Actions.

None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Section 8.20 Banker’s and Finder’s Fees.

The Company shall pay all broker’s and finder’s fees to the parties identified on Section 5.22 of the Company Disclosure Memorandum, such payments to be paid prior to the Closing Date and in such a manner so as not to constitute an expense or liability of Sterling which Sterling would be required to include in any of its consolidated statements of income.

Section 8.21 Notification; Updated Disclosure Schedules.

The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Memorandum, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.22 Closing Date.

The Company and Sterling shall each use commercially reasonable efforts to consummate the Merger on or before September 30, 2006.

Section 8.23 Certain Tax Matters.

(a) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the holders of Company Common Stock in connection with this Agreement, shall be paid by such holders when due, and such holders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sterling will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.24 Post Closing Operations.

Subject to the limitations and requirements of all applicable laws, until the second anniversary of the Effective Time, Sterling will operate the Bank’s branches acquired in the Merger under the name “Bank of the Hills, a branch of Sterling Bank” unless a shorter time is otherwise agreed to by Sterling and Harold Wilson or his written designee.

Section 8.25 Supplemental Indentures.

At or before the Effective Time, Sterling will execute and deliver one or more supplemental indentures and other instruments required for the due assumption by Sterling of the TRUPs.

Section 8.26 Retention Bonuses.

After the Effective Time, Sterling agrees to pay retention bonuses to employees of the Company and/or its Subsidiaries as may be determined by the Company as to persons and amounts and as consented to by Sterling (such consent not to be unreasonably withheld); provided, however, that such retention bonuses shall not exceed $365,110 in the aggregate.

ARTICLE IX

CONDITIONS TO MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) The Company shareholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company’s Articles of Incorporation at the Company Shareholders’ Meeting.

(b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the OCC, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby (other than the Bank Merger) and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

(c) Neither Sterling nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 9.2 Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

(b) Performance of Obligations. Sterling shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 9.1(c).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company Board and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on NASDAQ in and of itself shall not be deemed to be a material adverse change.

(d) Tax Opinion. The Company shall have received an opinion of Bracewell & Giuliani LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(e) Opinion of Counsel. The Company shall have received an opinion of Locke Liddell & Sapp LLP, counsel for Sterling, addressed to the Company and in form mutually acceptable to Locke Liddell & Sapp LLP and counsel to the Company as to the validity of the approvals of the Merger by the board of directors of Sterling.

(f) Opinion of Financial Advisor. The Company shall have received a written opinion from its financial advisor that the Merger Consideration is fair to the Company’s shareholders from a financial point of view and such opinion shall not have been withdrawn prior to the Company Shareholders’ Meeting.

Section 9.3 Conditions to Obligations of Sterling to Effect the Merger.

The obligations of Sterling to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.1(c).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

(d) Opinion of Counsel. Sterling shall have received an opinion of Bracewell & Giuliani LLP, counsel for the Company, addressed to Sterling and in form mutually acceptable to Bracewell & Giuliani LLP and counsel to Sterling as to the validity of the approvals of the Merger by the Company Board and the shareholders of the Company.

(e) Opinion of Tax Counsel. Sterling shall have received an opinion of Locke Liddell & Sapp LLP, counsel to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that, based on the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have not been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(f) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

(g) Release Agreements. Sterling shall have received Release Agreements, substantially in the form of Annex D, executed and delivered by each of the Company Specified Shareholders, Key Company Officials and such additional Persons identified by Sterling pursuant to Section 8.17.

(h) Affiliate Agreements. Each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company at the time this Agreement is submitted to the approval of the shareholders of the Company shall have delivered to Sterling an Affiliate Letter.

(i) Company Options. All of the Company Options shall have been fully and completely exercised or terminated and all Company Stock Plans shall have been terminated.

(j) Noncompete Agreements. Sterling shall have received Noncompete Agreements executed and delivered by each of the Key Company Officials.

(k) Broker’s and Finder’s Fees and Expenses. The Company shall have fully paid all of the broker’s, finder’s and other fees and expenses in accordance with Section 8.20 and shall provide to Sterling satisfactory evidence of the payment, in full, of all such fees and expenses.

(l) Consents Obtained. All consents, authorizations and approvals required to be received from, or given to, any Person (other than the matters described in Section 9.1(b)) by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those identified in Section 5.4 of the Company Disclosure Memorandum, shall have been obtained or made by the Company.

(m) Transactions in Capital Stock. The company shall have delivered to Sterling a list of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company from and including the date of this Agreement through the Effective Time.

(n) Company Indebtedness. The Company and its Subsidiaries shall have paid all Company Indebtedness, except such indebtedness relating to the TRUPs.

(o) Equity Capital. The Equity Capital of Company as of the Business Day immediately preceding the Closing Date shall be at least $20,000,000.

(p) Company Employment Agreements. Those certain Employment Agreements dated May 16, 2006 between the Company and Tom Daniels, Harold R. Wilson, Tom Gould and Debbie Tuftee shall have been terminated without cost to the Company or its Subsidiaries and in a manner satisfactory to Sterling.

(q) Additional Capital Contribution. Prior to the Closing Date, the Company shall have received additional capital contributions aggregating at least $2,000,000, which contributions may be in the exercise of Company Options or other contributions or any combination thereof.

(r) Warrants. All warrants to purchase Company Common Stock shall have been exercised.

ARTICLE X

TERMINATION

Section 10.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Board of Directors of Sterling and the Company; or

(b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the OCC, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by February 28, 2007 provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

(c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.3, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

(d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.2, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

(e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and (ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company shareholders than the Merger (“Superior Proposal”) and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.14; or

(f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Shareholders’ Meeting; or

(g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing; or

(h) by Sterling if the number of Dissenting Shares exceeds ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock; or

(i) by Sterling if the factual substance of any warranties set forth in Section 5.24 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company and losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses which might arise there from could reasonably exceed $200,000.

Section 10.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Section 8.1(e), Section 8.14 and Section 11.1 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

Section 10.3 Non-Survival of Representations, Warranties and Covenants.

Except for Article III and Article IV and Section 8.9, Section 8.19, and Section 11.1, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Expenses.

Except as provided in Section 8.14, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement; provided that the Company shall pay all expenses relating to the mailing of the Proxy Statement.

Section 11.2 Entire Agreement; Parties in Interest.

Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.9, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Amendments.

To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each Sterling and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Shareholders’ Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

Section 11.4 Waivers.

Prior to or at the Effective Time, each of Sterling and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party’s obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

Section 11.5 No Assignment.

None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations to any direct or indirect, wholly-owned subsidiary of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

Section 11.6 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:	BOTH, Inc. 1075 Junction Hwy. Kerrville, Texas 78028 Attention: Thomas E. Daniels Chairman and Chief Executive Officer Facsimile: (830) 895-2269

With a copy to:	Bracewell & Guiliani, LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 Attention: William T. Luedke IV Facsimile: (713) 222-3256

Sterling:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Attention: J. Downey Bridgwater,

Chairman and Chief Executive Officer

James W. Goolsby, Jr., General Counsel

Facsimile: (713) 466-3117

With a copy to:	Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 Attention: Annette L. Tripp Facsimile: (713) 223-3717

Section 11.7 Specific Performance.

The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party’s obligations and to the granting by any such court of the remedy of specific performance hereunder.

Section 11.8 Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

Section 11.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

Section 11.10 Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 11.11 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Sterling and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

STERLING BANCSHARES, INC.

By:	/S/ J. DOWNEY BRIDGWATER
J. Downey Bridgwater, Chairman, President and Chief Executive Officer

BOTH, INC.

By:	/S/ THOMAS E. DANIELS
Thomas E. Daniels, Chairman and Chief Executive Officer

[Agreement and Plan of Merger]